Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Fax: (732) 349-5070
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES STRONGER QUARTERLY EARNINGS

AND LOAN GROWTH

TOMS RIVER, NEW JERSEY, JULY 24, 2014…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share increased to $0.30 for the quarter ended June 30, 2014, as compared to $0.29 for the corresponding prior year quarter. For the six months ended June 30, 2014, diluted earnings per share increased to $0.58, as compared to $0.55 for the corresponding prior year period.

Highlights for the quarter included:

•	Higher earnings were driven by loan portfolio growth of $60.9 million.

•	Commercial loans outstanding increased $35.3 million, the fourth consecutive quarter of double digit growth.

•	Non-performing loans decreased $4.6 million and net charge-offs fell by $253,000, 48% from the linked quarter.

The Company also announced completion of its 2012 share repurchase program and the authorization of the Board to repurchase 5% of the Company’s outstanding common stock, up to an additional 867,923 shares (the “Repurchase Program”).

Chairman and Chief Executive Officer, John R. Garbarino stated, “The fourth consecutive quarter of double digit commercial loan growth has reaffirmed our strategic decision to add resources in this area, and with the robust loan pipeline we anticipate continued strong loan growth. Additionally, the renewal of our common stock Repurchase Program underscores our commitment to efficiently manage capital for our shareholders in the near term, as our plans for longer term growth continue to develop.”

The Board of Directors also declared the Company’s seventieth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended June 30, 2014 of $0.12 per share will be paid on August 15, 2014 to shareholders of record on August 4, 2014.

Results of Operations

Net income for the three months ended June 30, 2014 increased to $5.1 million, or $0.30 per diluted share, as compared to net income of $5.0 million, or $0.29 per diluted share for the corresponding prior year period. Net income for the six months ended June 30, 2014 increased to $9.8 million, or $0.58 per diluted share, as compared to net income of $9.4 million, or $0.55 per diluted share for the corresponding prior year period. The increases were primarily due to higher net interest income and a reduction in the provision for loan losses, partly offset by higher operating expenses. Additionally, earnings per share benefited from the reduction in average shares outstanding.

Net interest income for the three and six months ended June 30, 2014 increased to $18.2 million and $36.2 million, respectively, as compared to $17.5 million and $34.7 million, respectively, for the same prior year periods, reflecting an increase in the net interest margin partly offset by lower interest-earning assets. The net interest margin increased to 3.35% and 3.36%, respectively, for the three and six months ended June 30, 2014 from 3.21% and 3.19% for the same prior year periods. The yield on average interest-earning assets decreased to 3.67% for both the three and six months ended June 30, 2014, as compared to 3.69% for both prior year periods. Despite the two basis point decline, the asset yield benefited from a shift in the mix of interest-earning assets as average loans receivable, net increased $87.8 million and $60.6 million, respectively, for the three and six months ended June 30, 2014, while average interest-earning securities decreased $96.4 million and $49.6 million, respectively, as compared to the same prior year periods. The cost of average interest-bearing liabilities decreased to 0.39% and 0.38%, respectively, for the three and six months ended June 30, 2014, as compared to 0.56% and 0.59%, respectively, for the same prior year periods. The decrease was partly due to the prepayment of $159.0 million of Federal Home Loan Bank (“FHLB”) advances with a weighted average cost of 2.31% in the fourth quarter of 2013. Average interest-earning assets decreased $18.0 million and $22.2 million, respectively, for the three and six months ended June 30, 2014, as compared to the same prior year periods, as excess liquidity was allowed to run-off.

For the three and six months ended June 30, 2014, the provision for loan losses was $275,000 and $805,000, respectively, as compared to $800,000 and $1.9 million, respectively, for the corresponding prior year periods. The decreases for the three and six months ended June 30, 2014 were primarily due to reductions in net charge-offs of $201,000 and $791,000, respectively, as compared to the same prior year periods. Non-performing loans decreased $4.7 million at June 30, 2014, as compared to December 31, 2013, and by $5.2 million, as compared to June 30, 2013.

For the three and six months ended June 30, 2014, other income increased to $4.8 million and $8.7 million, respectively, as compared to $4.6 million and $7.9 million, respectively, in the same prior year periods. For the three and six months ended June 30, 2014, wealth management revenue increased $80,000 and $193,000, respectively, as compared to the same prior year periods, partly due to an increase in assets under administration to $229.3 million at June 30, 2014 from $175.8 million at June 30, 2013. For the three and six months ended June 30, 2014, fees and service charges increased $467,000 and $578,000, respectively, as compared to the same prior year periods primarily due to higher deposit fees from a revised fee and product structure. For the three and six months ended June 30, 2014, the net gain on the sale of loans amounted to $219,000 and $351,000, respectively, as compared to $735,000 and $561,000, respectively, in the same prior year periods. The gain on the sale of loans for the six months ended June 30, 2013 was adversely impacted by a provision of $975,000 added to the reserve for repurchased loans and loss sharing obligations, as compared to no provision in the current period. The prior year provision was related to loans sold to the Federal Home Loan Bank as part of its Mortgage Partnership Finance program. Compared to prior periods, the gain on sale of loans was adversely impacted by decreases in the gain-on-sale margin and reductions in loans sold to $10.9 million and $21.2 million, respectively, for the three and six months ended June 30, 2014, as compared to $32.3 million and $69.1 million, respectively, for the corresponding prior year periods, as increasing longer-term interest rates reduced one-to-four family loan refinance activity. For both the three and six months ended June 30, 2014, the Company recognized a gain of $348,000 on the sale of equity securities, as compared to a gain of $42,000 in the corresponding prior year periods.

Operating expenses amounted to $14.8 million and $29.0 million, respectively, for the three and six months ended June 30, 2014, as compared to $13.6 million and $26.2 million, respectively, in the same prior year periods. Compensation and employee benefits expense increased $1.1 million and $2.2 million, respectively, for the three and six months ended June 30, 2014, as compared to the same prior year periods, primarily due to personnel additions in revenue producing areas. Additionally, compensation and employee benefits expense for the three and six months ended June 30, 2014 includes $196,000 in non-recurring severance related expenses due to the Company’s strategic decision to improve efficiency in the residential mortgage loan area. The related personnel reduction is expected to lower compensation and benefits expense by $650,000 annually. Marketing expenses increased $163,000 and $445,000, respectively, as compared to the same prior year periods, primarily due to a promotional campaign to attract retail checking accounts and incent bankcard usage. The promotion resulted in the acquisition of approximately 1,400 new checking relationships for the year-to-date. These increases were partly offset by reductions in professional fees of $180,000 and $416,000, respectively, for the three and six months ended June 30, 2014, as compared to the corresponding prior year periods.

The provision for income taxes was $2.8 million and $5.3 million, respectively, for the three and six months ended June 30, 2014, as compared to $2.8 million and $5.2 million, respectively, for the same prior year periods. The effective tax rate was 35.1% and 35.2%, respectively, for the three and six months ended June 30, 2014, as compared to 35.7% and 35.4%, respectively, in the same prior year periods.

Financial Condition

Total assets increased by $79.4 million to $2,329.1 million at June 30, 2014, from $2,249.7 million at December 31, 2013. Loans receivable, net, increased by $90.4 million, to $1,631.8 million at June 30, 2014 from $1,541.5 million at December 31, 2013, primarily due to growth in commercial loans of $62.8 million and in residential construction loans, net of loans in process, which increased $11.6 million. Additionally, on June 30, 2014 the Company purchased a pool of performing, locally originated, one-to-four family, non-conforming mortgage loans for $20.6 million.

Deposits decreased by $41.3 million, to $1,705.5 million at June 30, 2014, from $1,746.8 million at December 31, 2013, despite strong growth in retail and business checking accounts. All of the decrease was related to a reduction in government deposits. Non-interest-bearing deposit accounts increased $63.6 million during the first half of 2014 due to a revised fee and product structure. To fund loan growth, FHLB advances increased $130.0 million, to $305.0 million at June 30, 2014, from $175.0 million at December 31, 2013. Stockholders’ equity increased to $215.8 million at June 30, 2014, as compared to $214.4 million at December 31, 2013. Net income for the period was partly offset by the repurchase of 301,766 shares of common stock for $5.0 million (average cost per share of $16.64) and the cash dividend on common stock. At June 30, 2014, there were no shares available for repurchase under the stock repurchase program adopted in the fourth quarter of 2012, although 867,923 shares are available for repurchase under the Repurchase Program announced today. Tangible stockholders’ equity per common share was $12.59 at June 30, 2014, as compared to $12.33 at December 31, 2013.

Asset Quality

The Company’s non-performing loans totaled $40.7 million at June 30, 2014, a $4.7 million decrease from December 31, 2013. Net loan charge-offs decreased to $799,000 for the six months ended June 30, 2014, as compared to $1.6 million for the corresponding prior year period.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, July 25, 2014 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10048830 from one hour after the end of the call until October 31, 2014. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	June 30, 2014	March 31, 2014	December 31, 2013
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$43,817	$36,746	$33,958
Securities available-for-sale, at estimated fair value	32,303	39,261	43,836
Securities held-to-maturity, net (estimated fair value of $485,124 at June 30, 2014, $498,383 at March 31, 2014, and $495,082 at December 31, 2013, respectively)	478,389	496,111	495,599
Federal Home Loan Bank of New York stock, at cost	20,246	17,011	14,518
Loans receivable, net	1,631,819	1,570,969	1,541,460
Mortgage loans held for sale	1,295	1,153	785
Interest and dividends receivable	5,317	5,361	5,380
Other real estate owned	4,968	4,457	4,345
Premises and equipment, net	24,430	23,963	23,684
Servicing asset	3,772	3,965	4,178
Bank Owned Life Insurance	55,286	54,909	54,571
Deferred tax asset	15,417	15,191	15,239
Other assets	12,082	12,614	12,158

Total assets	$2,329,141	$2,281,711	$2,249,711

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,705,510	$1,720,131	$1,746,763
Securities sold under agreements to repurchase with retail customers	62,341	66,226	68,304
Federal Home Loan Bank advances	305,000	232,300	175,000
Other borrowings	27,500	27,500	27,500
Due to brokers	—	1,522	—
Advances by borrowers for taxes and insurance	6,896	6,892	6,471
Other liabilities	6,053	10,950	11,323

Total liabilities	2,113,300	2,065,521	2,035,361

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,144,693, 17,358,459 and 17,387,049 shares outstanding at June 30, 2014, March 31, 2014 and December 31, 2013, respectively	336	336	336
Additional paid-in capital	264,592	264,289	263,319
Retained earnings	211,819	208,732	206,201
Accumulated other comprehensive loss	(6,902)	(6,575)	(6,619)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,458)	(3,544)	(3,616)
Treasury stock, 16,422,079, 16,208,313 and 16,179,723 shares at June 30, 2014, March 31, 2014 and December 31, 2013, respectively	(250,546)	(247,048)	(245,271)
Common stock acquired by Deferred Compensation Plan	(315)	(324)	(665)
Deferred Compensation Plan Liability	315	324	665

Total stockholders’ equity	215,841	216,190	214,350

Total liabilities and stockholders’ equity	$2,329,141	$2,281,711	$2,249,711

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
	(unaudited)			(unaudited)

Interest income:
Loans	$17,530	$17,246	$17,428	$34,776	$35,091
Mortgage-backed securities	1,731	1,763	2,026	3,494	3,675
Investment securities and other	637	736	707	1,373	1,447

Total interest income	19,898	19,745	20,161	39,643	40,213

Interest expense:
Deposits	986	1,096	1,175	2,082	2,501
Borrowed funds	753	584	1,442	1,337	2,979

Total interest expense	1,739	1,680	2,617	3,419	5,480

Net interest income	18,159	18,065	17,544	36,224	34,733

Provision for loan losses	275	530	800	805	1,900

Net interest income after provision for loan losses	17,884	17,535	16,744	35,419	32,833

Other income:
Bankcard services revenue	897	791	921	1,689	1,731
Wealth management revenue	608	540	528	1,148	955
Fees and service charges	2,278	1,857	1,811	4,134	3,556
Loan servicing income	226	228	172	454	328
Net gain on sales of loans available for sale	219	132	735	351	561
Net gain on sales of investment securities available for sale	348	—	42	348	42
Net (loss) gain from other real estate operations	(107)	(32)	74	(139)	77
Income from Bank Owned Life Insurance	377	338	332	715	647
Other	1	1	2	2	18

Total other income	4,847	3,855	4,617	8,702	7,915

Operating expenses:
Compensation and employee benefits	8,131	7,685	7,039	15,816	13,617
Occupancy	1,364	1,464	1,376	2,828	2,739
Equipment	768	756	690	1,524	1,328
Marketing	610	532	447	1,142	697
Federal deposit insurance	538	546	536	1,083	1,060
Data processing	987	1,070	962	2,057	1,935
Check card processing	494	446	423	940	834
Professional fees	523	375	703	898	1,314
Other operating expense	1,432	1,246	1,424	2,679	2,630

Total operating expenses	14,847	14,120	13,600	28,967	26,154

Income before provision for income taxes	7,884	7,270	7,761	15,154	14,594
Provision for income taxes	2,767	2,563	2,774	5,330	5,170

Net income	$5,117	$4,707	$4,987	$9,824	$9,424

Basic earnings per share	$0.31	$0.28	$0.29	$0.58	$0.55

Diluted earnings per share	$0.30	$0.28	$0.29	$0.58	$0.55

Average basic shares outstanding	16,740	16,884	17,105	16,812	17,194

Average diluted shares outstanding	16,822	17,050	17,144	16,946	17,233

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At June 30, 2014	At March 31, 2014	At December 31, 2013

STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.27%	9.47%	9.53%
Common shares outstanding (in thousands)	17,145	17,358	17,387
Stockholders’ equity per common share	$12.59	$12.45	$12.33
Tangible stockholders’ equity per common share	12.59	12.45	12.33

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$25,313	$27,486	$28,213
Commercial real estate	12,094	13,675	12,304
Consumer	3,128	3,731	4,328
Commercial and industrial	164	429	515

Total non-performing loans	40,699	45,321	45,360
Other real estate owned	4,968	4,457	4,345

Total non-performing assets	$45,667	$49,778	$49,705

Delinquent loans 30 to 89 days	$8,923	$9,137	$9,147

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$7,047	$10,217	$9,663
Performing	23,000	21,435	21,456

Total troubled debt restructurings	$30,047	$31,652	$31,119

Allowance for loan losses	$20,936	$20,934	$20,930

Allowance for loan losses as a percent of total loans receivable	1.26%	1.31%	1.33%
Allowance for loan losses as a percent of total non-performing loans	51.44	46.19	46.14
Non-performing loans as a percent of total loans receivable	2.44	2.83	2.88
Non-performing assets as a percent of total assets	1.96	2.18	2.21

WEALTH MANAGEMENT
Assets under administration	$229,289	$216,508	$216,144

	For the Three Months Ended,			For the Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.90%	0.83%	0.87%	0.86%	0.82%
Return on average stockholders’ equity	9.45	8.72	9.06	9.09	8.56
Interest rate spread	3.28	3.31	3.13	3.29	3.10
Interest rate margin	3.35	3.36	3.21	3.36	3.19
Operating expenses to average assets	2.60	2.49	2.36	2.55	2.27
Efficiency ratio	64.54	64.42	61.37	64.48	61.33

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

		June 30, 2014	March 31, 2014	December 31, 2013
LOANS RECEIVABLE

Real estate:
One-to-four family		$766,761	$748,647	$751,370
Commercial real estate, multi-family and land		577,061	550,808	528,945
Residential construction		46,092	37,852	30,821
Consumer		201,839	199,926	200,683
Commercial and industrial		75,215	66,196	60,545

Total loans		1,666,968	1,603,429	1,572,364

Loans in process		(16,374)	(13,991)	(12,715)
Deferred origination costs, net		3,456	3,618	3,526
Allowance for loan losses		(20,936)	(20,934)	(20,930)

Total loans, net		1,633,114	1,572,122	1,542,245

Less: mortgage loans held for sale		1,295	1,153	785

Loans receivable, net		$1,631,819	$1,570,969	$1,541,460

Mortgage loans serviced for others		$786,095	$794,530	$806,810

	Average Yield
Loan pipeline:
Commercial	4.26%	$69,535	46,813	$58,992
Construction/permanent	3.91%	6,369	9,753	9,955
One-to-four family	4.27%	19,792	19,729	18,827
Consumer	4.39%	5,045	7,118	5,496

		$100,741	$83,413	$93,270

	For the Three Months Ended,			For the Six Months Ended,
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Loan originations:
Commercial	$46,909	$52,482	$29,256	$99,391	$47,694
Construction/permanent	13,163	10,416	5,609	23,579	9,199
One-to-four family	32,252	27,738	58,442	59,990	112,127
Consumer	15,893	13,379	15,582	29,272	26,712

Total	$108,217	$104,015	$108,889	$212,232	$195,732

Loans sold	$10,936	$10,270	$32,343	$21,206	$69,134
Net charge-offs	273	526	474	799	1,590

	June 30, 2014	March 31, 2014	December 31, 2013
DEPOSITS

Type of Account
Non-interest-bearing	$271,208	$218,124	$207,608
Interest-bearing checking	817,085	865,023	913,753
Money market deposit	107,365	123,701	116,947
Savings	295,133	297,739	290,512
Time deposits	214,719	215,544	217,943

	$1,705,510	$1,720,131	$1,746,763

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	JUNE 30, 2014			MARCH 31, 2014			JUNE 30, 2013
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$26,563	$4	0.06%	$29,332	$6	0.08%	$36,601	$19	0.21%
Securities (1) and FHLB stock	552,851	2,364	1.71	562,350	2,493	1.77	648,697	2,714	1.67
Loans receivable, net (2)	1,588,815	17,530	4.41	1,557,281	17,246	4.43	1,500,980	17,428	4.64

Total interest-earning assets	2,168,229	19,898	3.67	2,148,963	19,745	3.68	2,186,278	20,161	3.69

Non-interest-earning assets	118,551			115,855			119,416

Total assets	$2,286,780			$2,264,818			$2,305,694

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,257,291	247	0.08	$1,322,358	363	0.11	$1,318,230	438	0.13
Time deposits	215,148	739	1.37	215,710	733	1.36	215,917	737	1.37

Total	1,472,439	986	0.27	1,538,068	1,096	0.29	1,534,147	1,175	0.31
Borrowed funds	330,933	753	0.91	283,256	584	0.82	326,720	1,442	1.77

Total interest-bearing liabilities	1,803,372	1,739	0.39	1,821,324	1,680	0.37	1,860,867	2,617	0.56

Non-interest-bearing deposits	252,395			210,867			208,915
Non-interest-bearing liabilities	14,530			16,690			15,719

Total liabilities	2,070,297			2,048,881			2,085,501
Stockholders’ equity	216,483			215,937			220,193

Total liabilities and stockholders’ equity	$2,286,780			$2,264,818			$2,305,694

Net interest income		$18,159			$18,065			$17,544

Net interest rate spread (3)			3.28%			3.31%			3.13%

Net interest margin (4)			3.35%			3.36%			3.21%

	FOR THE SIX MONTHS ENDED,
	JUNE 30, 2014			JUNE 30, 2013
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$27,940	$10	0.07%	$61,140	$45	0.15%
Securities (1) and FHLB stock	557,573	4,857	1.74	607,178	5,077	1.67
Loans receivable, net (2)	1,573,135	34,776	4.42	1,512,501	35,091	4.64

Total interest-earning assets	2,158,648	39,643	3.67	2,180,819	40,213	3.69

Non-interest-earning assets	117,212			118,786

Total assets	$2,275,860			$2,299,605

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,289,760	610	0.09	$1,324,466	1,003	0.15
Time deposits	215,427	1,472	1.37	218,544	1,498	1.37

Total	1,505,187	2,082	0.28	1,543,010	2,501	0.32
Borrowed funds	307,227	1,337	0.87	323,202	2,979	1.84

Total interest-bearing liabilities	1,812,414	3,419	0.38	1,866,212	5,480	0.59

Non-interest-bearing deposits	231,631			196,990
Non-interest-bearing liabilities	15,604			16,279

Total liabilities	2,059,649			2,079,481
Stockholders’ equity	216,211			220,124

Total liabilities and stockholders’ equity	$2,275,860			$2,299,605

Net interest income		$36,224			$34,733

Net interest rate spread (3)			3.29%			3.10%

Net interest margin (4)			3.36%			3.19%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.